Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated August 13, 2008 on the financial statements of China Natural Resources Holdings, Inc. for the year ended June 30, 2008 and for the period from March 18, 2008 (inception) to June 30, 2008, included herein on the registration statement of China Natural Resources Holdings, Inc. on Form S-1, and to the reference to our firm under the heading “Experts” in the prospectus.

Berman & Company, P.A.
Certified Public Accountants

/s/  Berman & Company, P.A.

Boca Raton, Florida
September 9, 2008

551 NW  77th Street, Suite 107 • Boca Raton, FL 33487
Phone: (561) 864-4444 * Pax: (561) 892-3715
www.bermancpas.com • info@bermancpas.com
Registered with the PCAOB • Member AICPA Center for Audit Quality
Member American Institute of Certified Public Accountants
Member Florida Institute of Certified Public Accountants